Exhibit 5.1

February 29, 2024

Board of Directors

International Flavors & Fragrances Inc.

421 West 57th Street

New York, New York 10019

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of International Flavors & Fragrances Inc., a New York corporation (the “Company”). In that capacity, I have acted as counsel to the Company in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-8 (the “Registration Statement”) on the date hereof for the purpose of registering 228,125 shares of the Company’s common stock, par value $0.125 per share (the “Shares”), to be issued by the Company upon the vesting and settlement of those certain employment inducement awards (within the meaning of the New York Stock Exchange Listed Company Manual 303A.08) granted pursuant to that Restricted Stock Unit Inducement Award Agreement by and between the Company and J. Erik Fyrwald and the Performance Stock Unit Inducement Award Agreement, by and between the Company and Mr. Fyrwald (collectively, the “Employment Inducement Award Agreements”).

In connection with rendering this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate documents and records of the Company and such other documents, certificates, resolutions and corporate or other records as I have deemed necessary or advisable as a basis for rendering the opinions set forth herein. I have assumed that the signatures on all documents that I have examined are genuine.

This opinion is limited solely to matters governed by the laws of the United States of America and the Business Corporation Law of New York, and I express no opinion with respect to any other laws. Insofar as this opinion relates to Common Stock to be issued in the future, I have assumed that all applicable laws, rules and regulations in effect at the time of such issuance are the same as those in effect on the date hereof.

Based upon the foregoing and subject to the limitations set forth herein, I am of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms and conditions of the Employment Inducement Award Agreements and upon payment that is assumed to be in an amount not less than par value thereof, will be validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Jennifer Johnson, Esq.
Jennifer Johnson, Esq.
Executive Vice President, General Counsel, and Corporate Secretary